Exhibit 10.1

NOVATEL WIRELESS, INC.

ALEX MASHINSKY EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of August 4, 2014 by and between Novatel Wireless, Inc. (the “Company”) and Alex Mashinsky (the “Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. Effective as of July 1, 2014 (the “Effective Date”), Executive will serve as Chief Executive Officer with the understanding that a critical part of his job duties will be to help identify a successor and transition Executive’s job duties to that individual or individuals. Executive will report to the Company’s Board of Directors (the “Board”). Commencing on the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will devote substantially all of Executive’s business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company. Executive will be permitted, without constituting a violation of this Section 1(b) to, (i) continue to provide services to, serve on the boards of directors of, and maintain or increase his ownership interests in the entities which Executive provided such services to or had ownership interests in as of the Effective Date, including but not limited to his existing board engagements with MSG and DollarPhone, and (ii) manage his personal investments, so long as such activities do not materially interfere with his responsibilities under this Agreement. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer), his service as an independent contractor, or his membership on any boards of directors.

(c) Other Entities. If appointed by the Company, and as agreed to by Executive, Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3. Term of Agreement. This Agreement will have an initial term commencing on the Effective Date and ending on December 31, 2014 (the “Term”). This Agreement may be renewed on mutually agreed terms. If both parties agree to move forward with negotiating a renewal, the parties shall do so in good faith for the period commencing on the date that is sixty (60) days prior to the expiration of the Term. If this Agreement is not renewed, the Agreement will expire and employment will terminate without further action of the parties and Executive shall be entitled to receive only the benefits set forth in the first sentence of Section 7. It is understood and agreed, however, that any termination of this Agreement or Executive will not affect his continual role as a director of the Company and he will continue to serve as a director through the completion of his current directorship term.

4. Compensation.

(a) Base Salary. The Company will pay Executive an annual salary of $329,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid in accordance with the Company’s normal payroll practices and be subject to the usual, required or elected withholdings. For services rendered prior to the Effective Date, Executive shall be entitled to receive cash compensation equal to $21,692, to be paid in a single lump sum.

(b) Incentive. So long as Executive has not been terminated for Cause and has not resigned other than for Good Reason before the end of the Term, he will be eligible to receive an incentive award equal to $282,000 to the extent that the Board determines that the Company has achieved the criteria set forth in the Company’s 2014 Incentive and Retention Bonus Plan or such bonus is paid to other senior executives of the Company, with respect to either (1) the third and fourth quarter of 2014 or (2) the fourth quarter of 2014 and the first quarter of 2015. Any such incentive will be paid during calendar year 2015.

(c) Restricted Stock. As of the date of this agreement, Executive shall be granted 72,308 RSUs. The RSUs will be granted under and subject to the terms, definitions and provisions of the Plan and shall vest in equal one-sixth increments on the last business day of each of the months July through December 2014, inclusive, subject to continued employment with the Company through each such vesting date.

5. Employee Benefits.

(a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are generally applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

(b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

6. Expenses. The Company will reimburse Executive for reasonable business travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, including expenses for the San Diego office, in accordance with the Company’s expense reimbursement policy as in effect from time to time. In connection with the Executive’s commute from his New York residence, the Company will also reimburse Executive for the cost of his weekly trips from New York to San Diego, including coach-class travel, reasonable San Diego area lodging reimbursement, and ground transportation. The Executive shall also be entitled to $750 per month non-accountable reimbursement for all other costs incurred in connection with his commute to and stay in the San Diego area, including but not limited to non-business meals.

7. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to (a) any unpaid Base Salary accrued up to the effective date of termination; (b) pay for any accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive (d) reimbursement for any unreimbursed business expenses required to be reimbursed to Executive, and (e) any rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, this Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 8.

8. Severance.

(a) Termination Without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause prior to the end of the Term or if Executive resigns for Good Reason, including a termination in connection with a change-in-control, then, subject to Section 10 and the requirement to delay certain payments in Section 26, and in addition to the amounts provided in Section 7 Executive will receive the following severance benefits from the Company:

(i) Severance Payment. Executive will receive the balance of his Base Salary through the end of the Term in a single lump sum payment within 10 days after the release of claims agreement described in Section 9 becomes effective and irrevocable. Furthermore, the unvested RSUs granted to the Executive pursuant to Section 4(a) and 4(c) shall immediately vest upon Executive’s termination date. Executive shall also be entitled to receive the full incentive award described in Section 4(b) if such incentive would have been paid to the Executive had his employment not terminated, paid, if at all, in calendar year 2015.

(ii) Benefits. The Company agrees to reimburse Executive for any COBRA premiums he incurs through the end of the Term, provided Executive properly submit an expense reimbursement request in accordance with the Company’s normal expense reimbursement policies no later than January 31, 2015. Such reimbursement of COBRA premiums shall be on an after tax basis and shall be made no later than March 1, 2015.

(b) Termination Other Than for Cause or Good Reason. If Executive’s employment is terminated voluntarily by the Executive, without Good Reason, or is terminated due to Executive’s death or is terminated for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding Restricted Stock and any other equity awards granted by the Company to Executive will terminate immediately; and (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately.

9. Conditions to Receipt of Severance; Nondisparagement; No Duty to Mitigate.

(a) Release of Claims Agreement. The receipt of any severance or other benefits pursuant to Section 8(a) is contingent on Executive signing a release of claims agreement in the form prescribed by the Company, no later than the 28th day following his termination of employment and not thereafter timely revoking such release of claims agreement. No severance or other benefits will be paid or provided until the release of claims agreement becomes effective and irrevocable.

(b) Non-solicitation and Non-competition. The receipt of any severance or other benefits pursuant to Section 9 will be subject to Executive agreeing that (A) during the Employment Term Executive will not directly or indirectly engage in, have any ownership interest in or participate in any entity that as of such date competes with the Company and (B) during the Employment Term and six months following such Term, Executive will not solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company Executive’s passive ownership of not more than 1% of any publicly traded company and/or 5% ownership of any privately held company will not constitute a breach of this Section 10(b). In addition, Executive’s continued ownership and continued involvement with any entities he owned or was involved with as of July 1, 2014 will also not constitute a breach of this Section 10(b).

(c) Nondisparagement. During the Employment Term and thereafter, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company. If the Executive so requests, the Company will instruct its Executive Officers not to knowingly disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from (1) providing information to any governmental or regulatory agency including, but not limited to, Nasdaq (or in any way limit the content of any such information) or (2) enforcing his or its rights pursuant to this Agreement.

(d) Other Requirements. Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 10.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;

(ii) Any material act of dishonesty taken by Executive in connection with his responsibilities as an employee of the Company;

(iii) Executive’s conviction of, or plea of nolo contendere to, any felony (or to any other crime that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business);

(iv) A willful breach of any fiduciary duty owed to the Company by Executive;

(v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Board determines, in its reasonable discretion, will have a material detrimental effect on the Company’s reputation or business;

(vi) The entry of any cease and desist order against Executive with respect to any action which would bar Executive from service as an executive officer or member of a Board of any publicly-traded company (regardless of whether or not Executive admits or denies liability);

(vii) Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(viii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during that period the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. While any disqualification or bar continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on administrative leave (which will be paid to the extent legally permissible).

Other than for a termination pursuant to Section 10(a)(iii), Executive shall receive notice and an opportunity to be heard before the Board before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Board prior to a termination for Cause. If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.

(b) Disability. For purposes of this Agreement, “Disability” shall have the same meaning as that term is defined in the Plan. Notwithstanding the foregoing however, should the Company maintain a long-term disability plan at any time during the Employment Term, a determination of disability under such plan shall also be considered a “Disability” for purposes of this Agreement.

(c) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) Assigning Executive job duties that are materially inconsistent with his position at the Company.

(ii) A material reduction in Executive’s Base Salary or Target Annual Incentive as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the Base Salary and/or Target Annual Incentive by a percentage reduction that is no greater than 10%;

(iii) Any purported termination of the Executive’s employment for “Cause” without first satisfying the procedural protections, as applicable, required by the definition of “Cause” in this Agreement; or

The notification and placement of Executive on administrative leave pending a potential determination by the Board that Executive may be terminated for Cause shall not constitute Good Reason for purposes of this Agreement. Executive will not have Good Reason to resign unless (i) he first provides the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice and such grounds remain unremedied at the expiration of such cure period. Any resignation for Good Reason must occur within 10 days following the expiration of the applicable cure period.

(d) Plan. For purposes of this Agreement, the “Plan” means the Company’s 2009 Omnibus Incentive Compensation Plan, as amended.

11. Indemnification and D&O Insurance. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. The Company shall also maintain commercially reasonable D&O insurance covering Executive during the Employment Term in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature as the Company.

12. Confidential Information. Executive’s employment is contingent on him executing and returning the attached confidential information and intellectual property agreement (the “Confidential Information Agreement”) at the same time as he returns a signed copy of this Agreement.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Sue Swenson, Chairman of the Board

Novatel Wireless, Inc.

9645 Scranton Rd., Suite 205

San Diego, CA 92121

with a copy to: its General Counsel

Ms. Teri O’Brien

Paul Hastings LLP

4747 Executive Drive, Twelfth Floor

San Diego, CA 92121

If to Executive:

at the last residential address known by the Company,

15. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision. The remainder of this Agreement shall be interpreted so as best to effect the intent of the Company and Executive.

16. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a Single Arbitrator mutually acceptable to both parties. If the parties cannot agree on an Arbitrator, then the moving party may file a Demand for Arbitration with the American Arbitration Association (“AAA”) in California, who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such Arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to the parties’ obligations under this Agreement and the Confidential Information Agreement.

17. Integration. This Agreement, together with the Confidential Information Agreement and the standard forms of equity award grant that describe Executive’s equity awards and the Plan, represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 8, 9, 11 and 16 will survive the termination of this Agreement.

20. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22. Governing Law. This Agreement will be governed by the laws of the state of California without regard for choice of law provisions of any state or other jurisdiction.

23. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) or other severance benefits that are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 26(a) above. Any severance payment that entitles Executive to taxable reimbursements or taxable in-kind benefits covered by Section 1.409A-1(b)(8)(v) shall not constitute a Deferred Compensation Separation Benefit.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 26(a) above. For purposes of this Section 26(c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during his taxable year preceding Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

25. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

NOVATEL WIRELESS, INC.

/s/ Sue Swenson	Date: August 4, 2014
By:	Sue Swenson
Its:	Chairperson of the Board

EXECUTIVE:

/s/ Alex Mashinsky	Date: August 4, 2014
Alex Mashinsky